FOR IMMEDIATE RELEASE

Encorium Announces Receipt of Letter from Nasdaq Regarding its

2008 Form 10-K Filing

Additional impairment charge anticipated in the fourth quarter of 2008

WAYNE, PA, April 24, 2009 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational contract research organization (CRO) that provides design, development, and management capabilities for clinical trials and patient registries to many of the world's leading pharmaceutical companies, today announced that on April 20, 2009 it received a letter from Nasdaq stating that since it had not yet filed its 10-K for the fiscal year ended December 31, 2008 as of the date of the letter, it was no longer in compliance with the rules for continued listing according to Listing Rule 5250(c)(1).

The Nasdaq letter advised that Encorium had 60 calendar days from the date of the letter to submit a plan to regain compliance. Encorium currently anticipates regaining compliance with the filing requirement by filing its Annual Report on Form 10-K prior to the period provided and intends to submit a compliance plan to Nasdaq if it is unable do so. Following a review of any such submission, Nasdaq staff can grant Encorium an exception, up to 180 calendar days from the due date of the 10-K, to regain compliance.

As announced on March 31, 2009, Encorium filed a Form 12b-25 with the Securities and Exchange Commission for an extension for filing its Annual Report on Form 10-K. Additional time was required to determine whether a non-cash charge to earnings will need to be reflected on the Company's consolidated statement of operations and consolidated balance sheet for the year ended December 31, 2008 relating to goodwill and certain of its intangible assets acquired in connection with acquisition of Remedium Oy on November 1, 2006.

The Company has determined an additional impairment charge of approximately $12.5 million is to be recorded in the fourth quarter of 2008.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions regarding future expectations. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) the risk that we may not have sufficient funds to operate our business; (ii)our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) our ability to successfully integrate the business of Remedium Oy, which we acquired on November 1, 2006; (xiv) the performance of the combined businesses to operate successfully and generate growth; and (xv) uncertainties regarding the availability of additional capital and continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled "Risk Factors" beginning on page 9 for a more complete discussion of factors which could cause our actual results and financial position to change.

You should not place any undue reliance on these forward-looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department.

CONTACT:

Encorium Group, Inc. Cameron Associates

Philip L. Calamia, Chief Financial Officer Alison Ziegler

610-975-9533 212-554-5469

www.encorium.com alison@cameronassoc.com